Exhibit 1.1

20,000,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/40TH INTEREST IN A SHARE OF

8.250% FIXED RATE RESET NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES B OF

SYNCHRONY FINANCIAL

UNDERWRITING AGREEMENT

February 15, 2024

February 15, 2024

Morgan Stanley & Co. LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

c/o BofA Securities, Inc.

One Bryant Park

New York, NY 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

c/o RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

As Representatives of the several

Underwriters listed in Schedule I hereto

Dear Sirs and Mesdames:

SYNCHRONY FINANCIAL, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and to sell to the several Underwriters listed in Schedule I hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), an aggregate of 20,000,000 depositary shares (the “Shares”), each such share representing ownership of 1/40th of a share of the Company’s 8.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.001 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). The Preferred Stock, when issued, will be deposited by the Company against delivery of depositary receipts (“Depositary Receipts”), which will evidence the Shares and will be issued by Computershare Trust Company, N.A. (“Computershare” or the “Depositary”), under a Deposit Agreement (the “Deposit Agreement”), to be dated as of the Closing Date (as defined herein), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. Each Depositary Receipt will evidence one or more Shares.

This Agreement and the Deposit Agreement are referred to herein to as the “Transaction Documents.”

The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, on Form S-3 (File No. 333-266264) relating to its senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining elements of the foregoing (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated July 21, 2022 is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “Preliminary Prospectus” means any preliminary form of the Prospectus, in the form used in the offering of the Shares and any amendments thereto, or in the form filed pursuant to Rule 424(b) under the Securities Act prior to filing of the Prospectus.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the documents set forth in Schedule II hereto (which shall not include any Electronic Road Show), and “Electronic Road Show” means a “road show” as defined in Rule 433(h) under the Securities Act. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “Preliminary Prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, the Preliminary Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters, as of the date hereof, that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company’s knowledge, threatened by the Commission.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement, the Preliminary Prospectus and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus does not, and at the time of each sale of the Shares in connection with the offering at or prior to the Closing Date (as defined in Section 4 hereof), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (v) any Electronic Road Show, when considered together with the Time of Sale Prospectus, does not, and at the time of each sale of the Shares in connection with the offering at or prior to the Closing Date, any such Electronic Road Show, when considered together with the Time of Sale Prospectus, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) the Prospectus does not contain and, as of the Closing Date, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus, any Electronic Road Show or the Prospectus based upon the Underwriter Information (as defined in Section 9(b)).

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Any free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and Electronic Road Shows, if any, furnished to the Representatives before first use, the Company has not prepared, used or referred to, and will not, without the Representatives’ prior consent, prepare, use or refer to, any free writing prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under this Agreement, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e) Each subsidiary of the Company set forth in Schedule III hereto (each, a “Designated Subsidiary” and, collectively, the “Designated Subsidiaries”) has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; each Designated Subsidiary has the full power and authority to own its property and to conduct its business as currently conducted; each Designated Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock or other ownership interests of each Designated Subsidiary are owned directly or indirectly by the Company, have been duly and validly authorized and issued, are fully paid and non-assessable, if applicable, and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; for purposes of this Agreement, Schedule III hereto includes each subsidiary of the Company that is a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission) and that is in existence on the date hereof; provided that, for the avoidance of doubt, none of Synchrony Credit Card Master Note Trust, Synchrony Sales Finance Master Trust or Synchrony Card Issuance Trust shall be considered a “subsidiary” under Rule 1-02 of Regulation S-X for purposes of this Section 1(e).

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) (A) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene (i) any provision of applicable law or the certificate of incorporation or by-laws of the Company, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries (except to the extent such contravention would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole), or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and (B) no consent, approval, authorization or order of, or qualification with, any U.S. federal, state or local governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except such as has been obtained and as may be required to be obtained by the Company under the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares.

(h) The Company has an authorized capitalization as set forth under the condensed consolidated balance sheet data contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023; all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; except as described in the Registration Statement, the Time of Sale Prospectus or the Prospectus, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company, including the Shares and the Preferred Stock, conforms in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus.

(i) The Deposit Agreement has been duly authorized by the Company, and, when executed and delivered by the Company (and assuming due authorization, execution and delivery of the by the Depositary), the Deposit Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to, or affecting, creditors’ rights and to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity. The Deposit Agreement will conform in all material respects to the description thereof contained in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(j) The Shares have been duly authorized by the Company, and, when issued and delivered to and paid for by the Underwriters in accordance with this Agreement, will be validly issued and, upon deposit of the Preferred Stock with the Depositary pursuant to the Deposit Agreement, and the due execution of the Deposit Agreement and the Depositary Receipts by the Depositary, will be entitled to the rights and the benefits of the Deposit Agreement.

(k) The Preferred Stock represented by the Shares has been duly authorized and, when the Shares are issued and delivered against payment therefor pursuant to this Agreement, and upon the execution and effectiveness of the Certificate of Designations (as defined herein), the Preferred Stock will be validly issued, fully paid and non-assessable, and will have the rights set forth in the Certificate of Designations for the Preferred Stock; and the issuance of the Preferred Stock is not subject to preemptive rights.

(l) The execution and filing of a Certificate of Designations (the “Certificate of Designations”) designating the “Series B Preferred Stock” and establishing the rights, preferences and entitlements thereof, has been duly authorized by the Company and, as of the Closing Date, the Certificate of Designations will have been duly executed and filed with the Secretary of State of the State of Delaware.

(m) None of the Company or any of the Designated Subsidiaries is in violation of its certificate of incorporation, by-laws or other constituent documents; none of the Company or any of its subsidiaries is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or other instrument binding upon the Company or any of its subsidiaries, except to the extent such default would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(n) There has not occurred any material adverse change in the financial condition, or in the earnings, business, or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

(o) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus and are not so described therein and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(p) Each Preliminary Prospectus complied when filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(q) The Company is not, and after giving effect to the offering and sale of the Shares and the application of the net proceeds from such sale as described in the Time of Sale Prospectus and the Prospectus under the caption “Use of Proceeds” will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(r) Except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(s) Subsequent to the date as of which information is given in the Time of Sale Prospectus, (i) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in the case of each of clauses (i), (ii) and (iii) of this Section 1(s) as described or otherwise contemplated in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(t) Each of the Company and the Designated Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; and any real property and buildings held under lease by the Company and the Designated Subsidiaries are held by them under valid, subsisting and enforceable leases except such as are described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(u) Each of the Company and the Designated Subsidiaries own or possess valid and enforceable rights to all patents, patent rights, licenses, software, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and domain names currently employed by them in connection with the business now operated by them, except where the failure to so own or possess would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, neither the Company nor any of its subsidiaries has received any notice or claim of infringement or misappropriation of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, and the Company is not aware of any reasonable basis for any such notice or claim.

(v) (A) To the knowledge of the Company, there has been no security breach or incident, unauthorized access or disclosure, or other compromise relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to clauses (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromises, as would not, singly or in the aggregate, have a material adverse effect, or with respect to clause (C), where the failure to do so would not, singly or in the aggregate, have a material adverse effect. The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(w) No labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, or, to the knowledge of the Company, is imminent, except where such dispute would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(x) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles (“GAAP”) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(y) The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(z) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole), all returns that have been filed have been true and complete in all material respects and the Company and each of its subsidiaries have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company). No tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(aa) The statements set forth in (i) the Time of Sale Prospectus and the Prospectus under the captions “Description of Capital Stock—Preferred Stock” and “Description of Depositary Shares,” insofar as they purport to constitute a summary of the issuance and sale of the Shares, and under the caption “Material United States Federal Income Tax Consequences,” insofar as they purport to describe the provisions of the laws (including United States federal tax laws) referred to therein, (ii) the Annual Report on Form 10-K filed by the Company with the Commission on February 8, 2024, which is incorporated by reference in the Time of Sale Prospectus and the Prospectus, under the captions “Item 1. Business—Regulation” and “Item 3. Legal Proceedings,” (iii) the Proxy Statement on Schedule 14A filed by the Company with the Commission on April 4, 2023, specified sections of which are incorporated by reference in the Time of Sale Prospectus and the Prospectus, under the caption “Related Person Transactions,” insofar as they purport to describe the provisions of the laws and documents referred to therein and (iv) in the Registration Statement in Item 15 of Form S-3, insofar as they purport to describe the provisions of the laws and documents referred to therein, in each case fairly summarize in all material respects the matters described therein.

(bb) KPMG LLP, whose report is incorporated by reference in the Prospectus, is an independent registered public accounting firm with respect to the Company and its consolidated subsidiaries within the meaning of the Securities Act and the rules and regulations adopted by the Commission thereunder. The financial statements of the Company and its consolidated subsidiaries (including the related notes) incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and conform in all material respects with the rules and regulations adopted by the Commission under the Securities Act. Any pro forma financial information and any related notes thereto incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus has been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable.

(cc) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, affiliate, agent, employee or representative acting on behalf of the Company or any of its subsidiaries, is aware of or has taken any action, directly or indirectly, that has violated or would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the rules and regulations thereunder, or any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Bribery Laws”), including, without limitation, by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of any money, property, gift, promise to give, or authorization of the giving of anything else of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or party official or any candidate for foreign political office in contravention of the Anti-Bribery Laws; and the Company and its subsidiaries have conducted their businesses in compliance with the Anti-Bribery Laws and have instituted and maintain and enforce policies and procedures designed to promote and ensure, and which are reasonably expected to continue to promote and ensure, continued compliance therewith.

(dd) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency having jurisdiction over the Company or any of its subsidiaries (collectively, the “Anti-Money Laundering Laws”), except as would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ee) (i) None of the Company, any of its subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (collectively, “Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (A) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (B) to fund or facilitate any activities of or business in any country or territory that is the subject or the target of Sanctions, including, without limitation, the Crimean Region and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”), or (C) in any other manner that will result in a violation by any person (including any person participating in the transaction) of Sanctions.

(ii) The Company and its subsidiaries are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is the subject or the target of Sanctions or with any Sanctioned Country.

(ff) The Company and each of its subsidiaries are in compliance with all applicable laws administered by, and regulations of, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Consumer Financial Protection Bureau and any other federal or state bank regulatory authorities with jurisdiction over the Company or any of its subsidiaries (collectively, the “Bank Regulatory Authorities”), except where the failure to be in compliance with such laws and regulations would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. Except as described in the Registration Statement, Time of Sale Prospectus or Prospectus, or as would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, neither the Company nor any of its subsidiaries is a party to or otherwise subject to any consent decree, memorandum of understanding, cease and desist order, order of prohibition or suspension, written commitment, supervisory agreement, or written agreement or other written statement as described under 12 U.S.C. 1818(u) or under 12 U.S.C. 5563 and 12 U.S.C. 5565 (whether or not such Bank Regulatory Authority has determined that publication would be contrary to the public interest) with any of the Bank Regulatory Authorities (collectively, “Regulatory Orders”). None of the Company or any of its subsidiaries has been advised in writing by any Bank Regulatory Authority that such Bank Regulatory Authority is contemplating issuing or requesting any Regulatory Order, nor, to the Company’s knowledge, has the Company or any of its subsidiaries been advised other than in writing by any Bank Regulatory Authority that such Bank Regulatory Authority is contemplating issuing or requesting any Regulatory Order.

(gg) The Company is a duly registered savings and loan holding company under the Home Owners’ Loan Act (12 U.S.C. 1461 et seq.).

(hh) Synchrony Bank (the “Bank”) is a federally chartered savings association regulated by the OCC and its charter is in full force and effect. The Bank is, and has been since January 1, 2016, in compliance with the requirements of the qualified thrift lender test (the requirements of which are set forth at 12 U.S.C. 1467a(m)), including, but not limited to, the requirement to maintain at least 65% of the Bank’s portfolio assets in certain qualified thrift investments.

(ii) The deposit accounts of the Bank are insured up to applicable limits by the FDIC, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company or the Bank, threatened.

(jj) The Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1)) and has not been informed in writing by any Bank Regulatory Authority that its status as “well-capitalized” will change within one year, nor, to the Company’s knowledge, has the Bank been informed other than in writing by any Bank Regulatory Authority that its status as “well-capitalized” will change within one year. If the Company were a federal savings association, it would qualify as “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1)).

(kk) The Bank has received an overall Community Reinvestment Act (“CRA”) rating of at least “satisfactory” and has not been informed in writing by any Bank Regulatory Authority that it may receive a less than “satisfactory” rating for CRA purposes within one year, nor, to the Company’s knowledge, has the Bank been informed other than in writing by any Bank Regulatory Authority that it may receive a less than “satisfactory” rating for CRA purposes within one year. The Company is not aware of any facts or circumstances that exist that would cause the Bank to not be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a CRA rating by the OCC of lower than “satisfactory.”

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase, severally and not jointly, from the Company the respective number of Shares set forth opposite the name of such Underwriter in Schedule I hereto, in each case, at a purchase price (the “Purchase Price”) equal to $24.2125 per Share with respect to 9,800,000 Shares for retail orders and $24.75 per Share with respect to 10,200,000 Shares for institutional orders.

3. Terms of Public Offering. The Company is advised by the Representatives that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in the judgment of the Representatives is advisable.

4. Payment and Delivery. The Company will deliver, or cause to be delivered, the Shares to the Representatives for the account of each Underwriter against payment by or on behalf of such Underwriter of the Purchase Price by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least twenty-four hours in advance, by causing Computershare and Computershare Inc., collectively as registrant, to register the Shares in the name of Cede & Co., or such other nominee as DTC may designate, and shall cause DTC to credit the Shares to the account of Morgan Stanley & Co. LLC at DTC. The time and date of such delivery and payment shall be 10:00 a.m. (New York City time) on February 23, 2024, or at such other time on the same or such other date, not later than seven full business days thereafter as the Representatives and the Company determine, such time and date being referred to as the “Closing Date.”

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act (“NRSRO”), nor shall any public announcement have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company by any such NRSRO; and

(ii) there shall not have occurred any material adverse change in the financial condition, earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

(b) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date an opinion letter (including certain negative assurances) of Sidley Austin LLP, outside U.S. counsel for the Company, dated the Closing Date, substantially in the form set forth in Exhibit A.

(d) The Underwriters shall have received on the Closing Date an opinion of Covington & Burling LLP, special U.S. regulatory counsel for the Company, dated the Closing Date, substantially in the form set forth in Exhibit B.

The opinions of Sidley Austin LLP and Covington & Burling LLP described in Sections 5(c) and 5(d) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(e) The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Underwriters, each dated the Closing Date, with respect to such matters as the Underwriters shall reasonably request.

(f) The Underwriters shall have received executed copies of the Deposit Agreement.

(g) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from KPMG LLP, an independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date, shall use a “cut-off date” not earlier than the date hereof.

(h) The Representatives shall have received prior to the Closing Date satisfactory evidence of the filing of the Certificate of Designations, as provided for in Section 6(m) of this Agreement.

(i) On or prior to the Closing Date the Company shall have made application for listing of the Shares on the New York Stock Exchange (the “NYSE”).

(j) On or before the Closing Date, the Shares shall be rated by Fitch Ratings Inc. and by S&P Global Ratings, Inc. as set forth in the final term sheet and the Company shall have delivered to the Representatives a letter dated the Closing Date, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Shares have such ratings.

6. Covenants of the Company. In further consideration of the agreements of the Underwriters herein contained, the Company covenants with each Underwriter as follows:

(a) To furnish to the Representatives in New York City, without charge, prior to 10:00 a.m. (New York City time) on the business day next succeeding the date of this Agreement or as promptly as practicable thereafter and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as the Representatives may reasonably request.

(b) At any time on or prior to the Closing Date, before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to the Representatives a copy of each proposed free writing prospectus relating to the Shares prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any such proposed free writing prospectus to which the Representatives reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Shares may have been sold by the Representatives on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request.

(h) To make generally available to the Company’s security holders and to the Representatives, as soon as practicable, an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder, provided that the Company will be deemed to have furnished such statement to its security holders and the Representatives to the extent it is filed on the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

(i) To prepare a final term sheet relating to the offering of the Shares, containing only information that describes the final terms of the Shares or the offering in a form consented to by the Representatives, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares.

(j) For the period ending 30 days after the date of the Prospectus, the Company will not (i) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Preferred Stock or Shares, any other preferred stock of the Company (or depositary shares in respect thereof), or any securities convertible into or exercisable or exchangeable for Preferred Stock, Depositary Shares, or any other preferred stock of the Company (or depositary shares in respect thereof), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Preferred Stock or Depositary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Preferred Stock or Shares or such other securities, in cash or otherwise, without the prior written consent of the Representatives, other than the Preferred Stock and Shares to be sold hereunder.

(k) To use its best efforts to effect the listing of the Shares on the NYSE no later than 30 days from the Closing Date, subject to notice of issuance, and, upon such listing, will use its reasonable best efforts to maintain such listing.

(l) To maintain a transfer agent and a registrar for the Shares.

(m) To execute and to file the Certificate of Designations with the Secretary of State of the State of Delaware, accompanied by all fees required to be paid therewith, designating the “Series B Preferred Stock” and establishing the rights, preferences and entitlements thereof, which shall conform in all material respects to the description thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

7. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the issuance and delivery of the Shares to the Underwriters, (iii) the cost of printing or the reasonable fees of counsel in producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, Inc., (v) all fees charged by the rating agencies for ratings of the Shares, (vi) the cost of printing certificates representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the production of any Electronic Road Show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the Company’s pro rata share (based on the number of seats occupied by representatives and officers of the Company and any such consultants, on the one hand, and by representatives and officers of the Underwriters, on the other hand) of the cost of any aircraft chartered in connection with the road show with the prior approval of the Company (with the remainder of the cost of such aircraft to be paid by the Underwriters), (ix) the costs and expenses related to the listing of the Shares with the NYSE, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9 entitled “Indemnity and Contribution” and the last paragraph of Section 11 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

The provisions of this section shall not supersede or otherwise affect any agreement that the Company and its parent companies may otherwise have for the allocation of such expenses among themselves.

8. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter (other than, for the avoidance of doubt, the final term sheet prepared by the Company and filed with the Commission pursuant to Section 6(i)). Each Underwriter severally acknowledges and agrees that, except as may be set forth in Schedule II hereto, the Company has not authorized or approved any “issuer information” (as defined in Rule 433(h) under the Securities Act) for use in any free writing prospectus prepared by or on behalf of the Underwriters.

9. Indemnity and Contribution.

(a) The Company agrees to indemnify and hold harmless each Underwriter, its directors, officers, employees and agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any Electronic Road Show or the Prospectus (if used within the period set forth in Section 6(f) hereof and as amended or supplemented if the Company shall furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

(b) Each Underwriter agrees, severally but not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by the Representatives on behalf of such Underwriter expressly for use in the Registration Statement, any Preliminary Prospectus, the Time of Sale Prospectus, any free writing prospectus that the Company has filed or is required to file pursuant to Rule 433(d) under the Securities Act, any Electronic Road Show or the Prospectus or, in each case, any amendment or supplement thereto (the “Underwriter Information”).

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or 9(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act, and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Underwriters and such control persons and affiliates of any Underwriters, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 9(a) or 9(b) is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to under such paragraph, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) if the indemnifying party is the Company, in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party or parties on the other hand from the offering of the Shares, (ii) if the indemnifying party is an Underwriter, in such proportion as is appropriate to reflect the relative fault of such Underwriter on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities or (iii) if the allocation provided by clause (i) or (ii) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above or the relative fault referred to in clause (ii) above but also the relative fault (in cases covered by clause (i) above) or the relative benefits (in cases covered by clause (ii) above) of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Shares. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the respective aggregate number of Shares they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

10. Termination. The Underwriters may terminate this Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading in securities generally on or by the NYSE shall have been suspended or materially limited, (ii) trading of any securities of the Company shall have been suspended on the NYSE, (iii) a general moratorium on commercial banking activities in the State of New York or the United States shall have been declared by federal or New York State authorities, or (iv) there shall have occurred any material outbreak, or material escalation, of hostilities or other national or international calamity or crisis, which in each case of (i) through (iv) above is of such magnitude and severity in its effect on the financial markets of the United States, in the reasonable judgment of the Representatives, as to prevent or materially impair the delivery, or enforcement of contracts for sale, of the Shares.

11. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Shares set forth opposite their respective names in Schedule I bears to the aggregate number of Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase on such date pursuant to this Agreement be increased pursuant to this Section 11 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Shares to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any one of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

12. USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

14. Applicable Law. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

16. Nature of Relationship. The Company and the Underwriters acknowledge and agree that, in connection with all aspects of each transaction contemplated by this Agreement, the Company and the Underwriters have an arms-length business relationship that creates no fiduciary duty on the part of either party and each expressly disclaims any fiduciary relationship. In addition, the Company acknowledges and agrees that the Underwriters may have interests that differ from those of the Company.

17. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any Preliminary Prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares.

18. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to the Representatives at (a) Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk with a copy to the Legal Department, Facsimile: (212) 507-8999; and (b) BofA Securities, Inc., 114 West 47th Street, NY8-114-07-01, New York, New York 10036, Attention: High Grade Debt Capital Markets Legal (fax no.: (212) 901-7881, email: dg.hg_ua_notices@bofa.com); (c) J.P. Morgan Securities, LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 834-6081); (d) RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: (212) 618-7706, Email: TMGUS@rbccm.com, Attention: DCM Transaction Management/Scott Primrose and (e) Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, email: tmgcapitalmarkets@wellsfargo.com; and if to the Company shall be delivered, mailed or sent to SYNCHRONY FINANCIAL, 777 Long Ridge Road, Stamford, Connecticut 06902, Attention: Jonathan S. Mothner, Esq.

19. JURY TRIAL WAIVER. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such party of this Agreement and any interest and obligation in or under this Agreement will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or any BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in Section 20:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Page Follows]

Very truly yours, SYNCHRONY FINANCIAL

By:	/s/ Christopher J. Coffey
Name: Christopher J. Coffey
Title: SVP, Treasury – Funding, Investment & Liquidity

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof

Morgan Stanley & Co. LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule I hereto.

Morgan Stanley & Co. LLC

By:	/s/ Hector Vazquez
Name: Hector Vazquez
Title: Executive Director

BofA Securities, Inc.

By:	/s/ Anthony Aceto
Name: Anthony Aceto
Title: Managing Director

J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

RBC Capital Markets, LLC

By:	/s/ Eric Steifman
Name: Eric Steifman
Title: Managing Director

Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

SCHEDULE I

Underwriter	Number of Shares To Be Purchased
Morgan Stanley & Co. LLC	3,660,000
BofA Securities, Inc.	3,660,000
J.P. Morgan Securities LLC	3,660,000
RBC Capital Markets, LLC	3,660,000
Wells Fargo Securities, LLC	3,660,000
Barclays Capital Inc.	200,000
Citigroup Global Markets Inc.	200,000
Mizuho Securities USA LLC	200,000
MUFG Securities Americas Inc.	200,000
SG Americas Securities, LLC	200,000
TD Securities (USA) LLC	200,000
Academy Securities, Inc.	62,500
Blaylock Van, LLC	62,500
CastleOak Securities, L.P.	62,500
InspereX LLC	62,500
Mischler Financial Group, Inc.	62,500
R. Seelaus & Co., LLC	62,500
Samuel A. Ramirez & Company, Inc.	62,500
Siebert Williams Shank & Co., LLC.	62,500
Total:	20,000,000

SCHEDULE II

TIME OF SALE PROSPECTUS

1.	Prospectus dated July 21, 2022 relating to the Shelf Securities

2.	Preliminary Prospectus Supplement dated February 15, 2024 relating to the Shares

3.	Pricing Term Sheet dated February 15, 2024 relating to the Shares (attached as Exhibit C hereto)

SCHEDULE III

LIST OF DESIGNATED SUBSIDIARIES

Designated Subsidiaries	Jurisdiction of Organization
Synchrony Bank	United States

Synchrony Lending, Inc.	Delaware

RFS Holding, Inc.	Delaware

RFS Holding, L.L.C.	Delaware

EXHIBIT C

Pricing Term Sheet	Issuer Free Writing Prospectus
Dated February 15, 2024	Filed Pursuant to Rule 433
Registration Statement No. 333-266264
Supplementing the Preliminary
Prospectus Supplement dated February 15, 2024
(To the Prospectus dated July 21, 2022)

DEPOSITARY SHARES EACH REPRESENTING A 1/40TH INTEREST IN A SHARE OF 8.250% FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

The information in this pricing term sheet relates to the Offering of SYNCHRONY FINANCIAL (the “Issuer”), and should be read together with the preliminary prospectus supplement dated February 15, 2024 relating to the Offering, and the accompanying prospectus dated July 21, 2022 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-266264) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	SYNCHRONY FINANCIAL

Title of Securities:	Depositary shares (the “Depositary Shares”) each representing a 1/40th interest in a share of 8.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”)

Expected Security Ratings:*	BB- / B+ (S&P / Fitch)

Size:	$500,000,000 (20,000,000 Depositary Shares) ($500,000,000 aggregate liquidation preference)

Liquidation Preference:	$25 per Depositary Share (equivalent to $1,000 per share of Preferred Stock)

Term:	Perpetual

First Reset Date:	May 15, 2029

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

Reset Period:	The period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

Dividend Rate (Non-Cumulative):	From and including the date of issuance at a rate of 8.250% per annum, to but excluding, the First Reset Date, and from and including the First Reset Date, during each Reset Period, the Five-Year U.S. Treasury Rate as of the most recent reset dividend determination date (each as defined in the preliminary prospectus supplement dated February 15, 2024) plus 4.044%.

Dividend Payment Dates:	February 15, May 15, August 15, and November 15 of each year, beginning on May 15, 2024.

Purchase Price:	$24.2125 per Depositary Share for Depositary Shares sold to retail investors and $24.75 per Depositary Share for Depositary Shares sold to institutional investors

Public Offering Price:	$25 per Depositary Share

Net Proceeds (before expenses) to Issuer:	$489,732,500.00

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Redemption:	The Issuer may redeem the Preferred Stock at its option, (i) in whole or in part, from time to time, on the First Reset Date or any dividend payment date thereafter, at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined in the preliminary prospectus supplement dated February 15, 2024), at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends.

Any redemption of the Preferred Stock is subject to the Issuer’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

CUSIP/ISIN for the Depositary Shares:	87165B 400 / US87165B4005

Listing:	Application will be made to list the Depositary Shares on the New York Stock Exchange (the “NYSE”) under the symbol “SYFPrB.” If the application is approved, trading of the Depositary Shares on the NYSE is expected to commence within the 30-day period following the original issuance date of the Depositary Shares.

Method of Settlement:	DTC

Trade Date:	February 15, 2024

Settlement Date:**	February 23, 2024 (T+5)

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. SG Americas Securities, LLC TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

Blaylock Van, LLC

CastleOak Securities, L.P.

InspereX LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

**

It is expected that delivery of the Depositary Shares will be made against payment therefor on or about February 23, 2024, which will be the fifth business day after the date of the prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of the prospectus supplement will be required, by virtue of the fact that the Depositary Shares will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated February 15, 2024 with the SEC for the Offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649, BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBC Capital Markets, LLC, at 1-866-375-6829 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.